Exhibit 23.2

                          INDEPENDENT AUDITOR'S CONSENT


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Amendment No. 1 to Form S-3 pertaining to 18,639,105 shares of common stock and to the incorporation by reference therein of our report dated May 21, 2004 with respect to the Historical Summaries of Revenue and Direct Operating Expenses of Properties Acquired in May 2004 for the year ended August 31, 2003, as included in its Form 8-K/A, Amendment No. 1, filed with the Securities and Exchange Commission on October 5, 2004, which is incorporated by reference in the Amendment No. 1 to Form S-3 and filed with the Securities and Exchange Commission.



/s/ HEIN & ASSOCIATES LLP
-------------------------
HEIN & ASSOCIATES LLP

October 5, 2004